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                                                                      EXHIBIT 11

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                  COMPUTATION OF NET LOSS PER COMMON SHARE (1)


                                                                         THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                              JUNE 30,                          JUNE 30,
                                                                         1997            1996             1997             1996

NET LOSS                                                            $(17,525,333)    $(11,674,633)    $(31,542,966)    $(20,961,696)
                                                                    ============     ============     ============     ============

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
     Weighted average common stock outstanding during the period      25,241,956       24,518,126       25,211,845       20,747,427
     Conversion of preferred stock                                            --               --               --        2,778,569
     Dilutive effect of common equivalent shares
       issued subsequent to October 31, 1994 (2)                              --               --               --           87,264
                                                                    ------------     ------------     ------------     ------------

                                                                      25,241,956       24,518,126       25,211,845       23,613,260
                                                                    ============     ============     ============     ============

NET LOSS PER COMMON SHARE                                           $       (.69)    $       (.48)    $      (1.25)    $       (.89)
                                                                    ============     ============     ============     ============
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      (1)   Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.

      (2)   Pursuant to Securities and Exchange Commission Staff Accounting
            Bulletin No. 83, stock options issued at prices below the initial public offering price per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement of its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.